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                                                                            NEWS

                                                For further information, contact
                                                Jack B. Lay
                                                Executive Vice President and
                                                Chief Financial Officer
                                                (636) 736-7439
                                                E-mail: jlay@rgare.com

FOR IMMEDIATE RELEASE

                     REINSURANCE GROUP OF AMERICA ANNOUNCES
                            STOCK REPURCHASE PROGRAM

         ST. LOUIS, March 16, 2000 - The Board of Directors of Reinsurance Group of America, Incorporated (NYSE: RGA), approved a repurchase program under which the Company may use up to $20 million to purchase outstanding shares of stock. The Company plans to use the repurchased shares to support the future exercise of options granted under its stock option plan.
         A. Greig Woodring, CEO, commented, "While we need to be mindful of the capital needed for future growth, in our opinion RGA shares continue to be significantly undervalued in the market, making this an opportune time to initiate a buy-back program."
         The repurchase program may include periodic repurchases in the open market at current market price, or through negotiated transactions. The program will also enable the Company to acquire larger blocks of stock, if any become available.
         Reinsurance Group of America, Incorporated, through its U.S. and Canadian subsidiaries, RGA Reinsurance Company and RGA Life Reinsurance Company of Canada, is one of the largest life reinsurers in North America. RGA also operates through offices or subsidiary companies in Argentina, Australia, Barbados, Bermuda, Chile, Hong Kong, Japan, Mexico, Taiwan, Spain, South Africa, and the United Kingdom. Worldwide, the Company has approximately $447 billion of life reinsurance in force, and assets in excess of $5.0 billion. Metropolitan Life Insurance Company is the company's majority shareholder and beneficially owns approximately 58 percent of all shares outstanding.

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         Statements in this press release regarding the business of Reinsurance
Group of America, Incorporated and the trading of its securities which are not historical facts, including, without limitation, statements and information regarding RGA's future growth potential and the sufficiency of RGA's capital and other resources, are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to consult the section named "Cautionary Statement Regarding Forward Looking Statements" in the Company's report on Form 10-Q for the quarter ending September 30, 1999. You also should consult the section named "Forward-Looking and Cautionary Statements" in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

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